Dated: May 5, 2010*

Schedule A

to

Investment Advisory Agreement

between

The Forester Funds, Inc.

and

Forester Capital Management, Ltd.

Name of Fund/Class

Service

Compensation**

The Forester Value Fund

Investment Management

0.89% of average daily net assets

The Forester Value Fund:

Class I shares

Administration

0.10% of average daily net assets

Class N shares

Administration

0.11% of average daily net assets

Class R shares

Administration

0.11% of average daily net assets

The Forester Funds, Inc.

Forester Capital Management, Ltd.

By: ___________________

By: __________________

Name: Thomas H. Forester

Name: Thomas H. Forester

Title: President, Treasurer & Director

Title: President

*

Approved by Board of Directors May 5, 2010.

**

Computed daily, paid monthly, effective upon commencement of operations of Class N and Class I shares.